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                                  Media Relations   Investor Relations
                                  Stan Lampe                 Bill Hartl
                                  (606) 329-4061         (606) 329-5757

                                                  FOR IMMEDIATE RELEASE
                                                       December 9, 1996

Ashland Announces Plans
To Improve Profitability and
Shareholder Returns

Ashland, Ky. -- Paul W. Chellgren, chief executive officer of Ashland Inc. (NYSE:ASH), announced today several significant steps to improve the company's profitability and enhance returns to Ashland's shareholders. These include reviewing strategic alternatives regarding certain business units and realigning or reorganizing others. Efforts to evaluate and reduce costs will also be implemented. Additional actions include the termination of a continuous common stock offering program and the initiation of a common stock repurchase program.
         In announcing the program, Chellgren said, "Ashland's No. 1 priority is to improve returns in its refining and marketing segment. Many of the elements in the plan announced today focus on that priority and are aimed at continuing to build a basis for the long-term competitiveness of this business."
         Chellgren said, "Ashland has undertaken a rigorous review of its strategic direction and has been actively soliciting the views of its major investors."
         The following are some of the plan's key elements:
o Establish a Petroleum Group, consisting of Ashland Petroleum, SuperAmerica and Valvoline. J. A. (Fred) Brothers has been named Group Operating Officer for the new Petroleum Group and will be responsible for improving returns in these businesses. "Fred Brothers is a seasoned performer who has been Group Operating Officer for Ashland Chemical, Valvoline and SuperAmerica and a member of Ashland's Core Management Group for many years. I am pleased that

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     he is taking on this new role for the Company."  said Paul  Chellgren.
     Reporting to Brothers will be Robert E. Yancey, Jr., president, Ashland Petroleum Company; John F. Pettus, president, SuperAmerica; and James J. O'Brien, president, The Valvoline Company.

o Reduce capital employed in refining. As part of this effort, 1997 capital expenditures for Ashland Petroleum are being reduced from $175 million to $150 million. Capital expenditures for refining will be limited to $100 million, well below Ashland Petroleum's annual depreciation of $122 million. The remaining $50 million in Ashland Petroleum's 1997 capital budget will be earmarked for value-added petrochemical and Ashland(R) branded marketing expansions. Future capital spending for refining will remain materially less than Ashland Petroleum's annual depreciation.
o Review options for strategic alliances. In view of recent developments in the refining and marketing industry, Ashland will continue to assess and actively explore strategic options regarding alignments or partnering with others to enhance returns from this business.
o CS First Boston Corporation has been retained to evaluate strategic alternatives including mergers and spin-offs, regarding Ashland
     Exploration, Inc. The goal is to complete an evaluation and any resulting business transaction before the end of calendar 1997, subject to regulatory approvals, tax rulings and market conditions.
o Redirect capital freed as a result of reducing capital in our refining and exploration segments to growth businesses, including Ashland Chemical Company, the APAC highway construction group and Valvoline.
o Terminate a shelf registration statement providing for the offering from time to time of up to $100 million in Ashland common stock. To date, approximately $50 million of common stock has been sold under this program.
o Implement a common stock repurchase program. This program will authorize the repurchase of up to 1 million shares of Ashland common stock annually. The stock repurchase program is designed to eliminate further dilution of Ashland's stock through the operations of various company benefit programs.
o Initiate a program to evaluate corporate general and administrative expenses. Activities directly related to business unit support will be allocated to those business units. Corporate G&A costs that are not allocated to business units will be reassessed.

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         Chellgren  also  announced  that David J.  D'Antoni,  president of
Ashland Chemical, will become a member of Ashland's Core Management Group and will report to Chellgren.
         Chellgren further stated that Ashland will continue to encourage the ongoing discussions between Ashland Coal, Inc. and Arch Mineral Corporation, in which Ashland has separate equity ownership positions. The two coal companies previously announced they are discussing a possible business combination.
         The  new  CEO  said   Ashland   would   report   progress  on  the
profit-improvement plan as part of regular quarterly communications until the program is substantially complete.
         "Ashland is a return-oriented company with a goal to provide superior returns on the investment made by our shareholders," Chellgren said. "We will accomplish this goal by providing outstanding products and services to our customers through a highly motivated and dedicated group of employees and associates. Ashland will continue its traditional corporate values and will remain committed to being a responsible citizen in the communities where we live and work."
         Ashland also announced that Providence Capital, which had proposed
nominating   three  directors  to  Ashland's  board  at  Ashland's   annual
shareholders' meeting, has agreed to withdraw its nominations. Herbert A. Denton, president of Providence Capital, said, "Mr. Chellgren's program is broadly responsive to our concerns and seems to have an appropriate sense of urgency. We believe it is in the best interest of Ashland's shareholders to give Mr. Chellgren, Ashland's new chief executive officer, some time for implementation." Chellgren said, "Ashland recognizes that the views of
Providence   Capital  and  those  of  other  investors   provided   helpful
perspectives in formulating the program announced today." In connection with the agreement by Providence Capital to withdraw its nominations,
Ashland  agreed  to  reimburse   Providence  Capital  for  certain  of  its
out-of-pocket expenses not to exceed $75,000.
         Ashland's annual shareholders' meeting will be held January 30, 1997, in Russell, Kentucky. Shareholders of record on November 25, 1996, will be entitled to vote at the meeting. In addition to other agenda items, shareholders at the annual meeting will elect six directors to Ashland's board.
          A worldwide energy and chemical company, Ashland Inc. is engaged in petroleum refining and marketing; chemicals, highway construction, and produces


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natural gas,  crude oil and coal. One of the nation's  largest  independent refiners, Ashland is the largest distributor of chemicals and plastics in North America and a leading worldwide specialty chemical supplier. Major consumer brands include Valvoline(R) motor oils, Zerex(R) antifreeze and
Pyroil(R)   automotive   chemicals.   Gasoline   is   marketed   under  the
SuperAmerica(R) and Ashland(R) brand names.